Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts: Anton Communications

Vanessa Showalter 949-748-0542 vshowalter@antonpr.com

Genevieve Anton 714-544-6503 ganton@antonpr.com

Strategic Storage Growth Trust, Inc. (SSGT) Acquires

Self Storage Facility in the Chicago Metropolitan Market

ELK GROVE VILLAGE, IL – January 13, 2017 – Strategic Storage Growth Trust, Inc. (SSGT), which is sponsored by SmartStop Asset Management, LLC, recently purchased a self storage facility in Elk Grove Village, IL totaling approximately 760 units plus 40 RV spaces and 82,000 net rentable square feet. This facility is a lease up property. It was converted from an industrial building and opened in May of 2016 and had occupancy of approximately 24% upon our acquisition.

“This facility is an ideal fit for our acquisition strategy, allowing for additional economies of scale for operations and future expansion into Illinois,” said H. Michael Schwartz, chairman and CEO of SSGT.

Located at 1600 Busse Road, the self storage facility was developed in 2015 and sits on approximately five acres. This facility, located near the city of Chicago, offers interior climate controlled units and RV parking.

About Strategic Storage Growth Trust, Inc. (SSGT)

SSGT is a public non-traded REIT that focuses on the acquisition, development, redevelopment and lease-up of self storage properties. The SSGT portfolio consists of 15 operating self storage facilities located in seven states comprising approximately 10,100 self storage units and approximately 1,150,000 net rentable square feet of storage space, two development properties in the Greater Toronto Area to be comprised of approximately 1,700 self storage units and 170,000 net rentable square feet of storage space once completed and one development property in North Carolina to be comprised of approximately 650 self storage units and 72,000 net rentable square feet of storage space once completed.

About SmartStop Asset Management, LLC (SmartStop)

SmartStop is a diversified real estate company with a managed portfolio that currently includes more than 65,000 self storage units and approximately 7.5 million rentable square feet and approximately $1 billion of real estate assets under management. The company is the asset manager for 103 self storage facilities located throughout the United States and Toronto, Canada. SmartStop is the sponsor of both Strategic Storage Trust II, Inc. and SSGT, both public non-traded REITs focusing on self storage assets. The facilities offer affordable and accessible storage units for residential and commercial customers. In addition, they offer secure interior and exterior storage units as well as outside storage areas for vehicles, RVs and boats. Additional information is available at www.smartstopassetmanagement.com

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.